AMG FUNDS III

AMENDMENT NO. 28 TO THE DECLARATION OF TRUST

CERTIFICATE AND INSTRUMENT OF AMENDMENT

June 27, 2019

The undersigned, an officer of AMG Funds III (the “Trust”), a business trust organized under the laws of The Commonwealth of Massachusetts, does hereby amend the Trust’s Declaration of Trust dated November 23, 1987, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, the Trustees desire to abolish the Class R shares of AMG Managers Special Equity Fund (the “Special Equity Fund”) and the establishment and designation of Class R shares as a class of shares of the Special Equity Fund when there are no Class R shares of the Special Equity Fund outstanding; and

WHEREAS, the Declaration of Trust provides that the Trustees shall have the authority to abolish Class R shares as described above; and

WHEREAS, a majority of the Trustees have authorized and directed the officers of AMG Funds III to prepare and file with the Secretary of The Commonwealth of Massachusetts and other applicable authorities an amendment to the Declaration of Trust to reflect the share class changes described above;

NOW THEREFORE, effective upon execution of this amendment to the Declaration of Trust, pursuant to Section 5.12 of the Declaration of Trust, the class of shares of the Special Equity Fund previously established and designated by the Trustees as Class R shares is hereby abolished.

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first set forth above.

/s/ Maureen A. Meredith
Name: Maureen A. Meredith Title: Assistant Secretary